Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

dated as of June 26, 2026

by and among

NARAYAN POWERTECH PRIVATE LIMITED

and

THE PERSONS LISTED IN EXHIBIT A

and

MOLD-TECH SINGAPORE PTE. LTD.

and

STANDEX INTERNATIONAL CORPORATION

i

EXHIBITS:

Exhibit A – Selling Parties

Exhibit B – Securities and Cash Consideration

ii

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of June 26, 2026 (“Execution Date”), at Vadodara, Gujarat, India by and among Narayan Powertech Private Limited, a private limited company incorporated under the laws of India, having corporate identification number U65922GJ1995PTC026819 and its registered office at Padra-Baroda Road, Padra , Baroda, Gujarat, India – 391440 (the “Company”), the persons listed in Exhibit A (each a “Seller” and collectively, the “Selling Parties”), Mold-Tech Singapore Pte. Ltd., a company incorporated under the laws of the Republic of Singapore, having UIN 199304132N, and its registered office at 159 Kampong Ampat, #01-01, KA Place, Singapore 368328 (“Buyer”), and Standex International Corporation, a Delaware corporation, listed on the New York Stock Exchange under the symbol SXI, having its registered office at 23 Keewaydin Drive, Suite 300, Salem, New Hampshire 03079 USA (“Buyer Parent”). The Company, the Selling Parties, the Buyer, and the Buyer Parent are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Selling Parties own beneficially and of record nine point nine zero percent (9.90%) of the issued and outstanding Capital Stock of the Company as of the Execution Date (the “Securities”);

WHEREAS, upon the terms and subject to the conditions contained in this Agreement, Selling Parties desire to sell, and the Buyer desires to purchase the Securities; and

WHEREAS, the Parties have executed a shareholders’ agreement dated October 28, 2024 governing their inter-se rights and obligations in relation to the Company (“SHA” or “Shareholders’ Agreement”);

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND DEFINITIONAL PROVISIONS

Section 1.1    Defined Terms. The following terms have the meanings assigned to them in this Section 1.1.

“Affiliate” means, as to any specified Person, any other Person that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified Person. As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of Capital Stock of that Person, by contract or otherwise), and the terms “controlled” and “controlling” have the meanings correlative to the foregoing. For the avoidance of doubt, the Company will be Affiliates of the Buyer or Buyer Parent.

“Agreement” has the meaning specified in the preamble and means this Agreement, including any schedules, documents, agreements and any exhibits attached hereto, referenced herein or delivered in accordance herewith.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign (including India), federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated, enforced or applied by a Governmental Authority that is binding upon or applicable to such Person or its properties, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Singapore and Vadodara, Gujarat, India are authorized or required by Applicable Law to close.

“Buyer” has the meaning specified in the preamble to this Agreement.

“Buyer Fundamental Representations” means the representations and warranties of Buyer contained in Section 4.1, Section 4.3(a), Section 4.3(b), Section 4.5, and Section 4.7.

“Buyer Indemnified Loss” has the meaning specified in Section 7.2.

“Buyer Indemnitees” means the Buyer and its Affiliates (including the Company and its Affiliates), and their respective directors, officers and employees.

“Buyer Parent” has the meaning specified in the preamble to this Agreement.

“Capital Stock” means, with respect to: (i) any corporation, any share, or any depositary receipt or other certificate representing any share, of an equity ownership interest in that corporation; and (ii) any other Entity, any share, membership, partnership or other percentage interest, unit of participation or other equivalent (however designated) of an equity interest in that Entity.

“Cash Consideration” means an aggregate amount of Sixty Three Million Nine Hundred Ninety Seven Thousand Nine Hundred Twenty Three Dollars and Ninety Six Cents ($63,997,923.96) being pro-rated to those portions of the Securities being transferred by the Selling Parties at Closing as set out in Exhibit B.

“Claim” means, as asserted (i) against any specified Person, any claim, demand or Proceeding made or pending against the specified Person for Damages to any other Person, or (ii) by the specified Person, any claim, demand or Proceeding of the specified Person made or pending against any other Person for Damages to the specified Person.

“Claim Notice” has the meaning specified in Section 7.4(b).

“Closing” has the meaning specified in Section 2.2.

“Closing Date” has the meaning specified in Section 2.2.

“Company” has the meaning specified in the preamble to this Agreement.

“Consent” means any consent, release, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person, including any Permit, or, with respect to any equity interests, the waiver of any right of first refusal or similar Lien.

“Contracts” means any contracts, commitments, purchase orders, mortgages, instruments, indentures, sales orders, licenses, leases and other agreements or arrangements, whether written or oral, to which any Party is a party or by which such Party or any of their respective assets are bound or subject.

“Damage” or “Damages” means any Liabilities, royalty payments, demands, claims, actions, causes of action, assessments, awards, losses, costs, damages, deficiencies, judgments, Taxes, fines or expenses, including interest, penalties, reasonable fees and expenses of attorneys and accountants and reasonable amounts paid in investigation, defense or settlement of any of the foregoing; provided, however, that “Damages” shall not include exemplary, punitive, consequential, incidental, special, multiple, or indirect damages, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement or any Transaction Document (collectively, “Excluded Damages”), except to the extent actually awarded to a Governmental Authority or other third-party.

“Damages Cap” means Six Million Three Hundred Fifty Five Thousand Two Hundred Dollars ($6,355,200.00).

“De Minimis Amount” means Nineteen Thousand Two Hundred Dollars ($19,200.00).

“Direct Claims” has the meaning specified in Section 7.6(a).

“Effective Time” has the meaning specified in Section 2.2.

“Entity” means any corporation, partnership of any kind, limited liability company, unlimited liability company, business trust, unincorporated organization or association, mutual company, joint stock company, joint venture or any other entity or organization.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Damages” has the meaning specified in the definition of Damages.

“FDI Laws” means the Foreign Exchange Management Act, 1999, the Foreign Exchange Management (Non-Debt Instruments) Rules, 2019, and the Foreign Direct Investment Policy of the Government of India, in each case as amended from time to time.

“Fraud” means with respect to a Party, an actual and intentional misrepresentation or omission of a material existing fact with respect to the making of any representation or warranty in Article III or Article IV, made by, and to such Party’s knowledge, of its falsity. For the avoidance of doubt, Fraud shall not include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, fraud by reckless or negligent misrepresentations or any tort based on negligence or recklessness, in each case as applied by the arbitration panel pursuant to Section 8.8 of this Agreement, applying the Applicable Laws of the Republic of India.

“Governmental Authority” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of any country or any state, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority.

“Indemnified Party” has the meaning specified in Section 7.4(b).

“Indemnifying Party” has the meaning specified in Section 7.4(b).

“Indemnifying Seller(s)” means either of the Selling Parties.

“Indian Accounting Standards” means Indian accounting standards and practices in India as in effect as of the date of this Agreement (or as of the date referenced in the particular context in which the term is used herein) and consistently applied.

“Liabilities” means any indebtedness, liabilities, obligations, Taxes, penalties, fines, claims, demands, judgment, or cause of action, of any nature (whether accrued, absolute, contingent, direct, indirect, known, unknown, perfected, inchoate, unliquidated or otherwise, due or to become due).

“Lien” means, with respect to any property or other asset of any Person (or any revenues, income or profits of that Person therefrom), any mortgage, lien, security interest, pledge, attachment, levy, option, right of first refusal, other charge or encumbrance thereupon or in respect thereof of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or become due and regardless of when or by whom asserted.

“Organization Jurisdiction” means, as applied to (i) any corporation, the federal, state, provincial or other jurisdiction of incorporation, (ii) any limited liability company or limited partnership, the federal, state, provincial or other jurisdiction under whose Applicable Law it is formed, organized and existing in that legal form, and (iii) any other Entity, the federal, state, provincial or other jurisdiction whose Applicable Law governs that Entity’s internal affairs.

“Organizational Documents” means, with respect to any Entity at any time, in each case as amended, modified and supplemented at that time, (i) the articles or certificate of formation, incorporation, amalgamation or organization (or the equivalent organizational or constituent documents) of that Entity, (ii) the articles of association, bylaws, limited liability company agreement, limited partnership agreement or regulations (or the equivalent governing documents) of that Entity and (iii) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of that Entity’s Capital Stock.

“Party” and “Parties” have the meanings specified in the preamble to this Agreement.

“Permit” means any authorization, consent, approval, permit, franchise, certificate, certification, license, implementing order or exemption of, or registration or filing with, any Governmental Authority, including any certification or licensing of a natural person to engage in a profession or trade or a specific regulated activity and certifications of standards setting organizations.

“Permitted Equity Liens” means: (i) transfer restrictions caused by or created under federal or state securities Applicable Law or the Organizational Documents of the Company; or (ii) Liens caused or created by the Buyer upon or after the Closing.

“Person” means any natural person, Entity, estate, trust, union or employee organization or Governmental Authority.

“Proceeding” means any action, case, proceeding, claim, grievance, suit, audit or investigation, litigation, or other proceeding (including any administrative, criminal or arbitration or mediation proceedings) conducted by or pending before any Governmental Authority or any arbitrator.

“Representatives” means, with respect to any Person, the directors, officers, managers, employees, Affiliates, accountants, advisors, attorneys, consultants or other agents of that Person, or any other representatives of that Person.

“Response Period” has the meaning specified in Section 7.6(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities” has the meaning specified in the Recitals to this Agreement.

“Securities Act” has the meaning specified in Section 4.3(d).

“Seller” has the meaning specified in the preamble to this Agreement.

“Seller Fundamental Representations” means the representations and warranties of the Selling Parties or Seller, as applicable, contained in Section 3.1(a), Section 3.1(b), and Section 3.2.

“Seller Indemnified Loss” has the meaning specified in Section 7.3.

“Seller Indemnitees” means each Seller and its Affiliates.

“Seller Representative” means Mr. Chirag Shah, or such other Person as may be designated in his stead in accordance with the terms of this Agreement.

“Selling Parties” has the meaning specified in the preamble to this Agreement.

“SIAC” has the meaning specified in Section 8.8(a).

“SHA” or “Shareholders’ Agreement” has the meaning specified in the Recitals to this Agreement.

“Subsidiary” of any specified Person at any time means any Entity of which (i) such Person or any other Subsidiary of such Person is a general partner, managing member or sole or controlling member or (ii) at least a majority of the Capital Stock having by their terms ordinary voting power to elect a majority of the board of directors, managers or others performing similar functions with respect to such Entity is, directly or indirectly, owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and any one or more of its Subsidiaries.

“Survival Period” has the meaning specified in Section 7.1(a).

“Tax” or “Taxes” means all net or gross income, gross receipts, escheat, net proceeds, sales, use, ad valorem, value added, goods and services, harmonized sales, franchise, capital, capital gains, withholding, payroll, employer health, real property, personal property, social security, employment, unemployment, excise, property, deed, stamp, alternative, net worth or add-on minimum, environmental, license, severance, occupation, premium, windfall profits, custom duties, capital stock, profits, disability, transfer, registration, estimated, or other taxes, assessments, duties, levies or similar governmental charges in the nature of a tax, together with any interest, penalties, fines or additions to tax with respect thereto or with respect to such interest, penalties, fines or additions, imposed by any Governmental Authority.

“Tax Returns” means the returns, reports, information returns, claims for refund and other forms or documents (including any amendments thereto and any related or supporting information) required to be filed with any Taxing Authority in connection with any Tax.

“Taxing Authority” means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.

“Third-Party Claim” means any Claim that is made, given or instituted by a third party that is not a Party or an Affiliate of a Party (including any Governmental Authority).

“Third-Party Provisions” has the meaning specified in Section 8.10.

“Tipping Basket” means Three Hundred Twenty Thousand Dollars ($320,000.00).

“Transaction Documents” means this Agreement and the other written ancillary agreements, documents, instruments and certificates executed under or in connection with this Agreement.

“Transfer Taxes” means all transfer taxes, stamp duty, and other similar Taxes arising from, based on or related to the transactions contemplated by this Agreement.

Section 1.2    Other Defined Terms. Words and terms used in this Agreement that other Sections of this Agreement define are used in this Agreement as those other Sections define them. Capitalized terms used, but not defined, in this Agreement, shall have the meaning ascribed to them in the Shareholders’ Agreement.

Section 1.3    Other Definitional Provisions.

(a)    Except as this Agreement otherwise specifies, all references herein to any Law defined or referred to herein, are references to that Law or any successor Law, as the same may have been amended or supplemented from time to time through the date hereof, and any rules or regulations promulgated thereunder.

(b)    The words “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any provision of this Agreement, and the words “Article,” “Section,” “Recitals,” “Exhibit” and “Schedule” refer to Articles and Sections of, the Recitals to, and Exhibits and Schedules to, this Agreement unless it otherwise specifies.

(c)    Whenever the context so requires, the singular number includes the plural and vice versa, and a reference to one gender includes the other gender and the neutral.

(d)    As used in this Agreement and unless the context otherwise requires, the word “including” (and, with correlative meaning, the word “include”) means including, without limiting the generality of any description preceding that word, the word “or” shall be disjunctive but not exclusive and the words “shall” and “will” are used interchangeably and have the same meaning.

(e)    As used in this Agreement, all references to “dollars” or “$” mean United States dollars, the lawful currency of United States, and “INR” or “₹” means Indian Rupees, the lawful currency of Republic of India.

Section 1.4    Captions. This Agreement includes captions to Articles, Sections and subsections of this Agreement and the Schedules hereto for convenience of reference only, and these captions do not constitute a part of this Agreement for any other purpose or in any way affect the meaning or construction of any provision of this Agreement.

ARTICLE II
PURCHASE AND SALE

Section 2.1    Closing Purchase and Sale. At the Closing, and on the terms and subject to the conditions of this Agreement, the Buyer shall purchase and acquire from the Selling Parties, and each Seller shall sell, assign, transfer and convey to the Buyer, all of such Seller’s rights, title and interest in and to such number of Securities listed against such Seller’s name in column B in Exhibit B, in aggregate representing nine point nine zero percent (9.90%) of the Capital Stock of the Company, free and clear of all Liens other than Permitted Equity Liens, for the consideration specified in Section 2.3.

Section 2.2    Closing. Subject to completion and delivery of the actions and deliverables as set out below to the satisfaction of the Buyer, the closing of the transactions contemplated in Section 2.1 (the “Closing”) shall take place at the registered office of the Company, or remotely by the exchange of documents and signatures (or their electronic counterparts), of documents to be delivered at the Closing (the “Closing Date”). The Closing shall be deemed to be effective as of 11:59 pm Salem, New Hampshire time on the Closing Date (the “Effective Time”) for purposes of this Agreement.

The Buyer acknowledges and agrees that the Selling Parties and the Company have, prior to the Closing Date and to the satisfaction of the Buyer, completed and delivered the actions and deliverables set out below:

(a)    The Company shall have obtained a valuation report determining the fair market value of the Securities of the Company prepared and issued by qualified persons in accordance with the FDI Laws;

(b)    The Company shall have obtained a valuation report determining the fair market value of the Securities of the Company prepared and issued by qualified persons in accordance with Section 79 and the Section 92(2)(m) of the Income-tax Act, 2025 read with Rule 57 of the Income-tax Rules, 2026;

(c)    Each Seller shall have delivered to the Buyer a certificate from a qualified chartered accountant, certifying that as of the Closing Date, there are no circumstances whatsoever that would render the sale and transfer of any of the Securities by such Seller to the Buyer, as contemplated by this Agreement, void or voidable, under the provisions of Section 499 of the Income-tax Act, 2025 and Section 81 of the Central Goods and Services Tax Act, 2017, as applicable;

(d)    Each Seller shall have confirmed in writing to the Buyer whether its residency status at Closing, for the purposes of FDI Laws, is as described in Section 3.1(e).

(e)    Each Seller shall have made commercially reasonable efforts to deliver to the Buyer a draft Form FC-TRS with all fields and information filled-in and together with attachments thereto (in draft form, where final versions are not available prior to the Closing Date), in each case reviewed and pre-approved by such Seller’s Authorized Dealer bank; and

(f)    Each Seller shall have made commercially reasonable efforts to deliver to the Buyer the drafts, as pre-approved by such Seller’s Authorized Dealer bank, of (y) consent letters, and (z) declarations to be executed and delivered by the Buyer for attachment to the Form FC-TRS to be filed by such Seller.

Section 2.3    Closing Consideration. The purchase price for the acquisition of the Securities representing nine point nine zero percent (9.90%) of the Company at Closing in accordance with this Agreement shall equal the Cash Consideration payable in accordance with Section 2.4.

Section 2.4    Payment at the Closing. At the Closing, the Buyer shall deliver and disburse, without duplication, to each Seller (as set out in column A in Exhibit B) such portion of the Cash Consideration as set out in column C in Exhibit B, which shall be paid by wire transfer of dollars in immediately available funds to such accounts as have been designated in writing by the Seller Representative to the Buyer.

Section 2.5    Closing Deliverables.

(a)    At the Closing, the Buyer will make the payment and undertake the actions specified in Section 2.4 and will deliver, or cause to be delivered, to the Selling Parties, as applicable:

(i)    the (x) consent letters, (y) declarations duly executed by the Buyer, and (z) any other documents to be provided by the Buyer, for attachment to the Form FC-TRS to be filed by each Seller;

(ii)    the six-point Know Your Customer information, which shall be communicated by the Buyer’s remitting bank to the Authorized Dealer bank (via SWIFT message) of each Seller; and

(iii)    such other documents and instruments as required by any other provision of this Agreement or as required to consummate the transactions contemplated hereby.

(b)    On the Closing Date, Seller Representative will deliver, or cause to be delivered, to the Buyer and Buyer Parent on behalf of the Selling Parties copies of delivery instructions duly executed by each Seller and issued to such Seller’s depository participant with respect to the transfer of nine point nine zero percent (9.90%) of the Securities of the Company to the Buyer, containing proof of payment of applicable stamp duty in connection therewith.

(c)    On the Closing Date, the Company shall pass appropriate resolutions in the meeting of its Board of Directors approving the transfer to the Buyer of nine point nine zero percent (9.90%) of the Securities of the Company by the Selling Parties.

Section 2.6    Termination of Shareholders’ Agreement. Each Party agrees that the Shareholders’ Agreement shall stand terminated in its entirety with effect from the occurrence of Closing on the Closing Date, and that on and from the occurrence of Closing on the Closing Date, such Party shall have no further rights or obligations under or pursuant to the Shareholders’ Agreement. Subject to the occurrence of Closing on the Closing Date, each Party hereby irrevocably waives, releases and forever discharges each other Party, and each of their respective directors, officers, employees, representatives and nominees, from any and all claims, demands, actions, liabilities (including any Damages and Liabilities) or obligations, whether known or unknown, arising under or in connection with the Shareholders’ Agreement and each Party agrees that no such claim shall be asserted against any other Party, whether by way of claim, counterclaim, set-off or otherwise. Notwithstanding anything to the contrary in this Agreement, each Party agrees that nothing in this Section 2.6 shall affect any rights or obligations of the Parties under this Agreement.

Section 2.7    Post-Closing Deliverables. Within such period after the Closing as specified below, each Party shall undertake the following action items (“Post-Closing Actions”) in the manner set out below:

(a)    Each Seller shall, within fifteen (15) days following the Closing, file Form FC-TRS with the Reserve Bank of India, in accordance with the FDI Laws, reporting the sale and transfer of Securities to the Buyer.

(b)    Each Seller shall deliver to the Buyer, copies of the approval received from the Reserve Bank of India with respect to the Form FC-TRS filed by such Seller, immediately upon receipt of such approval.

(c)    Within one hundred twenty (120) days from the Closing Date, the Buyer and Buyer Parent shall cause an Affiliate of the Buyer or the Buyer Parent (the “Buyer Affiliate”) to purchase, and Chirag shall sell and transfer to such Buyer Affiliate, the 1 (one) Share of the Company held by Chirag immediately following the Closing, for a consideration of USD 2,076.04. The Buyer Affiliate shall notify Chirag of the proposed completion date, and the sale and purchase of such Share shall be completed on the date specified in such notice, which shall be a Business Day occurring no later than one hundred twenty (120) days from the Closing Date. The provisions of this Agreement shall apply mutatis mutandis to such transfer.

ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATED TO THE SELLING PARTIES

Each of the Selling Parties, as of the Closing Date, represents and warrants to the Buyer, as follows:

Section 3.1    Authorization; Enforceability; Absence of Conflicts.

(a)    Each Seller has the requisite power, capacity and authority to enter into and deliver each Transaction Document to which he is a party, and to carry out the transactions contemplated by the Transaction Documents.

(b)    This Agreement has been, and each of the other Transaction Documents to which each Seller is or will be a party are, or when executed and delivered by the parties thereto will be, duly executed and delivered by such Seller and, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Documents by the other parties hereto and thereto, constitutes, or upon execution will constitute, such Seller’s legal, valid and binding obligation, enforceable against him in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Applicable Law affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

(c)    The execution and delivery by each Seller of the Transaction Documents to which he is a party, the performance by each Seller of his obligations under each Transaction Document to which such Seller is a party in accordance with their respective terms, and the consummation of the transactions contemplated by the Transaction Documents will not violate, breach or constitute a default under (i) any Law applicable to such Seller, or (ii) any material agreement of any such Seller, except for such violations, breaches or defaults under clause (ii) that would not reasonably be expected to result in materially impairing or delaying the ability of a Seller to perform his obligations under this Agreement and to consummate the transactions contemplated hereby.

(d)    Required Consents. No consent, approval, Permit, governmental order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller or the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(e)    As of the Closing Date, each of the Selling Parties is (as confirmed in writing by such Seller to the Buyer pursuant to Section 2.2(e)) a person resident in India, for the purposes of FDI Laws.

Section 3.2    Title to Securities. Each Seller holds of record, owns beneficially, and has good and valid title to such number of Securities as set out against such Seller’s name in column B in Exhibit B, free and clear of all Liens (other than Permitted Equity Liens and Liens in effect on or prior to the Closing Date that will be released upon payment of the Cash Consideration).

Section 3.3    Litigation. No Proceeding is pending or, to the knowledge of any Seller, threatened, to which any Seller is or may become a party which (i) questions or involves the validity or enforceability of any obligation of such Seller under any Transaction Document, or (ii) seeks (or reasonably may be expected to seek) to prevent or delay consummation by such Seller of the transactions contemplated by the Transaction Documents.

Section 3.4    Taxation. Each Seller is an Indian resident for taxation purposes under the Income Tax Act, 2025. There are no Tax proceedings or outstanding Tax claims with respect to any Seller which could result in the transaction being considered void under Section 499 of Income-tax Act, 2025 and Section 81 of the Central Goods and Service Tax Act, 2017, as applicable. The Buyer is not required to withhold any Tax under Applicable Law while making payment of the relevant Cash Consideration to any Seller.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER PARENT

The Buyer and Buyer Parent represent and warrant to the Selling Parties, as of the Closing Date, as follows:

Section 4.1    Organization; Power. Each of Buyer and Buyer Parent is a corporation duly organized, validly existing and in good standing under the Applicable Law of its Organization Jurisdiction and has all requisite corporate power and authority under those Applicable Law and its Organizational Documents to own, lease or otherwise hold its properties and assets and to carry on its business as conducted as of the date hereof. Each of Buyer and Buyer Parent is duly qualified and licensed, as may be required, and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification and licensing necessary, other than in such jurisdictions where the failure to be so qualified and licensed would not result in a material adverse effect on Buyer or Buyer Parent.

Section 4.2    Ownership of Buyer. All of the Capital Stock of the Buyer is owned by Buyer Parent and shall continue to be owned by the Buyer Parent through the Closing Date, beneficially and of record, free and clear of all Liens, restrictions on transfer, options, rights, calls, commitments, proxies or other contract rights. Buyer Parent has sole voting power with respect to all actions of the Buyer and sole power to agree on behalf of the Buyer to all of the matters set forth in this Agreement and/or any Transaction Document, with no limitations, qualifications or restrictions on such rights and powers, and Buyer Parent has not granted and will not grant such rights and powers to any other Person.

Section 4.3    Authorization; Enforceability; Absence of Conflicts; Required Consents.

(a)    Each of the Buyer and Buyer Parent has the requisite corporate power and authority to enter into and deliver each Transaction Document to which it is a party, and to carry out the transactions contemplated by the Transaction Documents. The execution and delivery by each of the Buyer and Buyer Parent of the Transaction Documents to which it is a party, the performance by the Buyer or Buyer Parent of its obligations under each Transaction Document to which the Buyer or Buyer Parent is a party in accordance with their respective terms and the consummation of the transactions contemplated by the Transaction Documents have been duly and validly authorized by all requisite corporate or other organizational action by the Buyer or Buyer Parent, and no other corporate or other organizational proceedings on the part of the Buyer or Buyer Parent are necessary to authorize the Transaction Documents to which the Buyer or Buyer Parent is or will be a party.

(b)    This Agreement has been, and each of the other Transaction Documents to which each of the Buyer and Buyer Parent is or will be a party are, or when executed and delivered by the parties thereto, will be, duly executed and delivered by the Buyer and Buyer Parent, and, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Documents by the other parties hereto and thereto, constitutes, or upon execution will constitute, the Buyer’s and Buyer Parent’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Applicable Law affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

(c)    The execution, delivery and performance of this Agreement by each of the Buyer and Buyer Parent and the execution, delivery and performance of any other Transaction Documents to which the Buyer or Buyer Parent is a party does not and will not, and the consummation by the Buyer or Buyer Parent of the transactions contemplated hereby and thereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Buyer or Buyer Parent; (B) assuming compliance with the matters referred to in Section 4.3(d), with or without notice, lapse of time or both, a breach or violation of, any Law or Permit to which the Buyer or Buyer Parent is subject, or (C) with or without notice, lapse of time or both, a breach or violation of, a termination, cancellation or modification (or provide a right of termination, cancellation or modification) or default under, the payment of additional fees, the creation, change or acceleration of any rights or obligations under, or require consent or approval from, the other party thereto, in each case, pursuant to any Contract binding upon the Buyer or Buyer Parent, except, in the case of clauses (B) and (C) above, for any such breach, violation, termination, default, creation, acceleration or change that individually or in the aggregate, would not, individually or in the aggregate, prevent or materially delay the Buyer or Buyer Parent from consummating the transactions contemplated by this Agreement.

(d)    Except for (A) compliance with, and filings under, the Exchange Act and the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and the rules and regulations of all applicable securities exchanges, and (B) such other filings, approvals and/or notices that will be obtained prior to the Closing, no notices, reports or other filings are required to be made by the Buyer or Buyer Parent or any of their respective Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Buyer or Buyer Parent or any of their respective Subsidiaries from, any Governmental Authority in connection with the execution, delivery and performance of this Agreement by the Buyer and Buyer Parent and the consummation by the Buyer and Buyer Parent of the transaction contemplated hereby, except those that would not, individually or in the aggregate, prevent or materially delay the Buyer or Buyer Parent from consummating the transactions contemplated by this Agreement.

Section 4.4    Litigation. No Proceeding is pending or threatened in writing to which the Buyer or Buyer Parent is or may become a party which (a) questions or involves the validity or enforceability of any obligation of the Buyer or Buyer Parent under any Transaction Document, or (b) seeks (or reasonably may be expected to seek) to prevent or delay consummation by the Buyer or Buyer Parent of the transactions contemplated by the Transaction Documents.

Section 4.5    Accredited Investor. The Buyer is an “accredited investor” (as that term is defined in Rule 501 of Regulation D under the Securities Act). The Buyer has such knowledge and experience in business and financial matters so that the Buyer is capable of evaluating the merits and risks of an investment in the Securities being acquired hereunder. The Buyer understands the full nature and risk of an investment in such Securities.

Section 4.6    Sufficiency of Funds. The Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Cash Consideration and consummate the transactions contemplated by this Agreement.

Section 4.7    Acquisition of Securities for Investment. The Buyer is acquiring the Securities for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Securities. The Buyer agrees that the Securities have not been registered under, and may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under, the Securities Act, and any applicable foreign and state securities laws, except under an exemption from such registration under such Act and such laws.

ARTICLE V
COVENANTS

Section 5.1    Public Announcement. Selling Parties, the Buyer, and Buyer Parent agree to keep the terms of this Agreement confidential, except to the extent, and to the Persons to whom disclosure is required by Applicable Law, as may be required to enforce the terms of this Agreement or for purposes of compliance with financial reporting obligations or stock exchange requirements; provided, that, the Party obligated to make such mandatory reporting or announcement with respect to the initial disclosure of this Agreement and the transactions contemplated hereby provide a draft of such public announcement or disclosure, at least two (2) Business Days in advance to the other Party. Any information that has been publicly disclosed or announced in accordance with the terms of this Section 5.2 by Buyer Parent, following such public disclosure or announcement may be included by any Party or its Representatives in any subsequent public disclosure or announcement, including in documents Buyer Parent files with the SEC. Notwithstanding the foregoing, the Parties may disclose such terms to their respective employees, accountants, advisors and other Representatives as necessary in connection with the ordinary conduct of their respective businesses, so long as the Party making such disclosure takes all commercially reasonable steps and causes each of its Affiliates to take all commercially reasonable steps, but, in each case, exercises no less than a reasonable standard of care, to safeguard such terms and to protect them against disclosure, misuse, espionage, loss and theft.

Section 5.2    Tax Matters.

(a)    Tax Returns. Each Seller shall timely prepare (or cause to be prepared) at Seller’s sole cost and expense, and file (or cause to be filed), all Tax Returns of such Seller.

(b)    Transfer Taxes. The Buyer on the one hand and the Selling Parties on the other hand shall each be responsible for one-half of any all Transfer Taxes and shall reimburse each other for any such obligations due.

Section 5.3    Further Assurances. From and after the Closing, if any further action is necessary to carry out the purposes of this Agreement, the Parties shall take such further action (including the execution and delivery of such further documents and instruments) as any Party may reasonably request, all at the sole expense of the requesting Party (except as otherwise expressly set forth in this Agreement).

Section 5.4    Obligations of Buyer Parent. Buyer Parent shall ensure that the Buyer undertakes all obligations of the Buyer under this Agreement fully and promptly and shall take all actions necessary to procure that the Buyer perform all of its agreements, covenants, and obligations under the Transaction Documents. Buyer Parent hereby absolutely, irrevocably and unconditionally guarantees to the Selling Parties the full and punctual performance and satisfaction by Buyer of any and all obligations including payment obligations of the Buyer under this Agreement and the Transaction Documents, including the Buyer’s obligations to pay any amount or amounts due to the Selling Parties pursuant to Section 2.4 and the Seller Indemnitees pursuant to Section 7.3. The Buyer Parent shall be liable for any breaches of the Buyer’s covenants, representations, warranties, undertakings, and obligations of the Buyer under this Agreement or the Transaction Documents.

ARTICLE VI
SURVIVAL; INDEMNIFICATION;
LIMITATIONS ON INDEMNIFICATION AND CLAIMS

Section 6.1    Survival.

(a)    The representations and warranties of the Selling Parties, the Buyer, and Buyer Parent contained in this Agreement shall survive the Closing Date until the date that is eighteen (18) months following the Closing Date, except that Seller Fundamental Representations and Buyer Fundamental Representations shall survive the Closing Date until the date that is thirty (30) days after the expiration of the applicable statute of limitations to which such representation applies, whereupon in each case such representations and warranties will terminate and expire (such applicable periods referred to above, the “Survival Period”). This Section 7.1 shall not limit any covenant or agreement in this Agreement which contemplates performance after the Closing; provided, however, that the foregoing limitation shall not apply in the event of Fraud.

(b)    Following the expiration of the applicable Survival Period, no Claim will or may be made or prosecuted through a Proceeding or otherwise, and no indemnification will or may be sought under this Article VII, by any Indemnified Party for a breach of a representation and warranty in this Agreement, provided, however, that the foregoing limitation shall not apply in the event of Fraud.

Section 6.2    Indemnification of Buyer Indemnitees. Subject to the applicable provisions of this Article VII, from and after the Closing, the Selling Parties shall indemnify and hold harmless the Buyer Indemnitees, in each case without duplication, in the following manner:

(a)    Each of the Selling Party shall severally indemnify (with respect to itself and not on behalf of the other Selling Party) and hold harmless each Buyer Indemnitee against all Third-Party Claims and all Damages that arise from, are based on or relate to or otherwise are attributable to, without duplication, (i) for any breach of any representations and warranties by such Selling Party (or any alleged breach in writing in connection with a Third-Party Claim) set forth in Article III, or (ii) Fraud by such Selling Party.

(b)    Each Indemnifying Seller shall, jointly and severally, indemnify and hold harmless each Buyer Indemnitee against all Third-Party Claims and all Damages that arise from, are based on or relate to or otherwise are attributable to, without duplication, in the manner specified below:

(i)    for any breach or nonfulfillment of any covenant or agreement on the part of the Selling Parties under this Agreement; and

(ii)    for any Damages incurred by the Buyer Indemnitees following the Closing with respect to the any information submitted prior to the Closing by the Selling Parties to a Governmental Authority (including any information which not disclosed to such Governmental Authority, but which should have been properly disclosed) in connection with obtaining the Consent of such Governmental Authority to the transactions contemplated by this Agreement.

(each such Third-Party Claim or Damage referred to in this sentence being a “Buyer Indemnified Loss”).

Section 6.3    Indemnification of Seller Indemnitees. Subject to the applicable provisions of this Article VII, from and after the Closing, the Buyer and Buyer Parent will indemnify and hold harmless each Seller Indemnitee against all Third-Party Claims and all Damages that arise from, are based on or relate or otherwise are attributable to, without duplication: (a) any breach by the Buyer or Buyer Parent of its representations and warranties (or any alleged breach in connection with a Third-Party Claim) set forth in Article IV; (b) any breach or nonfulfillment of any covenant or agreement on the part of the Buyer or Buyer Parent under this Agreement; and (c) any information submitted prior to the Closing by the Buyer or Buyer Parent to a Governmental Authority (including any information which not disclosed to such Governmental Authority, but which should have been properly disclosed) in connection with obtaining the Consent of such Governmental Authority to the transactions contemplated by this Agreement (each such Third-Party Claim or Damage referred to in this sentence being a “Seller Indemnified Loss”).

Section 6.4    Conditions of Indemnification.

(a)    All Claims for indemnification under Section 7.2 or Section 7.3 shall be asserted and resolved as this Section 7.4 provides.

(b)    In the event a Party (an “Indemnified Party”) (i) believes in good faith that it has suffered or incurred Damages or (ii) learns of or receives notice of any commencement of any Proceeding, the written assertion of any Third-Party Claim or the imposition of any penalty, assessment or judgment, in each case for which indemnity may be sought pursuant to Section 7.2 or Section 7.3, and such Indemnified Party intends to seek indemnity from another Party (the “Indemnifying Party”) pursuant to Section 7.2 or Section 7.3, such Indemnified Party shall provide the Indemnifying Party with written notice (a “Claim Notice”) of such Proceeding, Third-Party Claim, penalty, assessment or judgment promptly (and in no event later than 10 days) after the Indemnified Party learns of such Damages or receives notice of such Proceeding, Third-Party Claim, penalty, assessment or judgment; provided however that any Claim Notice must be received by the Indemnifying Party prior to the expiration of the applicable Survival Period. Each Claim Notice shall provide a copy of all papers served with respect to that Claim (if any), and describe with reasonable detail the basis of the Direct Claim (as defined in Section 7.6(a) below) or Third-Party Claim, an estimate of the amount of damages attributable to that Claim to the extent feasible (which estimate will not be conclusive of the final amount of that Claim), any other remedy sought thereunder and the basis for the Indemnified Party’s request for indemnification under this Agreement. The failure to promptly deliver a Claim Notice will not relieve the Indemnifying Party of its obligations to the Indemnified Party with respect to the related Direct Claim or Third-Party Claim (A) unless the Indemnified Party fails to deliver a valid Claim Notice prior to expiration of the applicable Survival Period or (B) unless and only to the extent that the Indemnifying Party is materially prejudiced thereby.

(c)    At any time after receipt of a Claim Notice from an Indemnified Party with respect to a Third-Party Claim, the Indemnifying Party may elect to assume and control the defense of any such Third-Party Claim or any Proceeding resulting therefrom with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume and control the defense of a Third-Party Claim or any Proceeding resulting therefrom, the Indemnifying Party shall not, so long as the Indemnifying Party diligently conducts such defense, be liable to the Indemnified Party under this Article VII for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third-Party Claim. In the event that an Indemnifying Party assumes the defense of a Third-Party Claim, then the Indemnifying Party will have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party, and the Indemnified Party will cooperate reasonably with the Indemnifying Party in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of such Third-Party Claim, including by providing the Indemnifying Party with all reasonably requested information and reasonable access to employees and officers (including as witnesses) and the right to inspect and copy documents and records or other information; provided, however, the Indemnifying Party will not consent to any judgment or enter into any settlement with respect to any Third-Party Claim without the prior written consent of such Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned) that (i) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a full and unconditional release from all Liability in respect of such claim or litigation and all other claims arising out of the same or similar facts or circumstances, (ii) involves any finding or admission of any fault on the part of an Indemnified Party, or (iii) imposes any equitable relief or other non-monetary obligations on any Indemnified Party. Notwithstanding anything in this Article VII to the contrary, (i) the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim if the defense and conduct of the Third-Party Claim is handled by the Indemnifying Party’s insurer and (ii) neither the Indemnifying Party nor the Indemnified Party shall settle, compromise or make any other disposition of any Third-Party Claim which would or might result in any Liability to the Indemnified Party or the Indemnifying Party, respectively, under this Article VII without the written consent of such other Party (which shall not be unreasonably withheld, delayed or conditioned) unless the sole relief provided is monetary damages that are paid in full by the Party agreeing to such settlement, compromise or disposition. All costs and expenses incurred by the Indemnifying Party in defending any Third-Party Claim shall be counted in calculating the amounts set forth in Section 7.7(a) if the Third-Party Claim relates to a matter to which Section 7.7(a) applies. The Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim that the Indemnifying Party controls under this Section 7.4(c) and will bear its own costs and expenses with respect to that participation; provided, however, that (1) if the Third-Party Claim seeks any injunction or other equitable relief against the Indemnified Party, or (2) if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised in writing by outside counsel that there is a conflict of interest which renders it inadvisable for one firm to represent the Indemnified Party and the Indemnifying Party, then the Indemnified Party may employ separate counsel at the reasonable expense of the Indemnifying Party (provided, that such counsel is limited to one separate firm of attorneys, in addition to one local counsel firm), and, on its written notification of that employment, the Indemnifying Party will not have the right to assume or continue the defense of that action on behalf of the Indemnified Party.

(d)    If the Indemnifying Party (i) elects not to defend the Indemnified Party under this Article VII or (ii) fails to notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party under Section 7.4(c), then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third-Party Claim by all appropriate proceedings, which proceedings the Indemnified Party must promptly and vigorously prosecute to a final conclusion or settle. The Indemnified Party will have full control of such defense and proceedings; provided, however, the Indemnified Party will not enter into any settlement with respect to any Third-Party Claim that would result in payment of an amount for which the Indemnifying Party would be liable under this Article VII without the prior written consent of that Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, if it is determined that the Indemnifying Party does not have any Liability toward the Indemnified Party under this Article VII, then the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense under this Section 7.4 or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses of that Third-Party Claim. The Indemnifying Party may participate in, but not control, any defense or settlement of any Third-Party Claim that the Indemnified Party controls under this Section 7.4(d), and the Indemnifying Party will bear its own costs and expenses with respect to that participation.

(e)    The Party assuming defense of the Third-Party Claim shall make available to the other Party all material records filed in any proceedings or any other relevant information at the reasonable request of the other Party, in relation to such Third-Party Claim, without expense (other than reimbursement of actual out-of-pocket expenses to deliver the aforesaid materials), subject to any confidentiality restrictions imposed by the court or tribunal hearing the proceeding(s).

Section 6.5    Payments by an Indemnifying Party. Payments of all amounts owing by an Indemnifying Party under this Article VII relating to a Third-Party Claim will be made within 30 days after the latest of (a) the settlement of that Third-Party Claim, (b) the expiration of the period for appeal of a final adjudication of that Third-Party Claim, or (c) the expiration of the period for appeal of a final adjudication of the Indemnifying Party’s Liability toward the Indemnified Party under this Agreement in respect of that Third-Party Claim, provided that in no event shall payment of amounts owing by an Indemnifying Party under this Article VII relating to a Third-Party Claim be made later than ten (10) days prior to the date the Indemnified Party is required to make payment as a result of such Third-Party Claim.

Section 6.6    Procedures for Direct Claims.

(a)    The Indemnifying Party shall have 30 days (the “Response Period”) after its receipt of a Claim Notice with respect to direct claims for indemnification against the Buyer, Buyer Parent or the Selling Parties, respectively, under Section 7.2 or Section 7.3 of this Agreement that are not based upon Third-Party Claims (“Direct Claims”) to respond in writing to such Direct Claim, which response shall accept or reject the Direct Claim. If the Indemnifying Party does not so respond within the Response Period, the Indemnifying Party shall be deemed to have rejected such Direct Claim, in which case, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement. The Indemnified Party shall make available such reasonably requested information and assistance (including reasonable access to the premises and personnel of the Company (following advance written notice and during regular business hours) and the right to inspect and copy any accounts, documents, records or other information (subject to the execution and delivery of a confidentiality agreement on terms reasonably and customarily acceptable to parties in similar situations)) of the Company as the Indemnifying Party or any of its Representatives may reasonably request.

(b)    Payments of all amounts owing by a Party pursuant to Section 7.6(a) will be made within thirty (30) days after the settlement, agreement or expiration of the period for appeal of a final adjudication of such Party’s Liability with respect to such amount under this Agreement, in the event such Party has timely disputed the Claim giving rise to the obligation to make such payment, as provided above.

Section 6.7    Certain Limitations on Indemnification for Third-Party Claims and Direct Claims.

(a)    No indemnification shall be made by the Selling Parties pursuant to Section 7.2(a) and Section 7.2(b): (i) for any individual Buyer Indemnified Loss unless such individual Buyer Indemnified Loss exceeds the De Minimis Amount, and (ii) unless and until the aggregate amount of Buyer Indemnified Losses permitted under clause (i) above exceed the Tipping Basket, in which event, indemnification shall be made by the Selling Parties starting with the first dollar of such Buyer Indemnified Losses in excess of fifty percent (50%) of the Tipping Basket. The maximum amount that the Selling Parties shall be required to pay pursuant to Section 7.2(a) and Section 7.2(b) in respect of all Buyer Indemnified Losses shall not exceed the Damages Cap, after which point the Selling Parties shall have no obligation to indemnify Buyer Indemnitees from and against any further Buyer Indemnified Losses pursuant to Section 7.2(a) and Section 7.2(b).

(b)    No indemnification shall be made by the Buyer pursuant to Section 7.3 (i) for any individual Seller Indemnified Loss, unless such Seller Indemnified Loss exceeds the De Minimis Amount, in which event the full amount of such Seller Indemnified Loss from the first dollar shall count toward the Tipping Basket; and (ii) unless and until the aggregate amount of Seller Indemnified Losses permitted under clause (i) above exceed the Tipping Basket, in which event, indemnification shall be made by the Buyer starting with the first dollar of such Seller Indemnified Losses, without regard to the Tipping Basket. The maximum amount that the Buyer shall be required to pay pursuant to Section 7.3 in respect of all Seller Indemnified Losses shall not exceed the Damages Cap, after which point the Buyer shall have no obligation to indemnify Seller Indemnitees from and against any further Seller Indemnified Losses pursuant to Section 7.3.

(c)    The limitations set forth in Section 7.7(a) and Section 7.7(b) shall not apply to (i) Buyer Indemnified Losses or Seller Indemnified Losses, respectively, based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Seller Fundamental Representation or Buyer Fundamental Representation, (ii) Buyer Indemnified Losses under Section 7.2(b), (iii) Seller Indemnified Losses under Section 7.3(b) or (c), or (iv) in the event of Fraud. Notwithstanding the preceding sentence, however, except in the event of Fraud, in no event shall any Person be entitled to indemnification under Section 7.2 or Section 7.3 for any amounts in excess of the Cash Consideration.

(d)    The amount of any Buyer Indemnified Losses shall be reduced by any amount directly or indirectly received by a Buyer Indemnitee with respect thereto under any insurance coverage or from any other party alleged to be responsible therefor (net of costs of recovery and after giving effect to any applicable deduction or retention and insurance premiums attributable to such claims). Any Indemnified Party having a claim under Article VII shall make a good faith effort to recover any Damages from insurers of such Indemnified Party or its Affiliates under applicable insurance policies, in each case, as to reduce the amount of any indemnifiable Damages hereunder. If such a recovery is received or enjoyed by an Indemnified Party after it receives payment under this Agreement with respect to any Damages, then a refund equal in aggregate amount of such recovery, reduction or setoff (net of costs of recovery and after giving effect to any applicable deduction or retention and insurance premiums attributable to such claims) will be made promptly by such Indemnified Party to the Indemnifying Party.

(e)    The amount of any Seller Indemnified Losses shall be reduced by any amount directly or indirectly received by a Seller Indemnitee with respect thereto under any insurance coverage or from any other party alleged to be responsible therefor (net of costs of recovery and after giving effect to any applicable deduction or retention and insurance premiums attributable to such claims). Any Indemnified Party having a claim under Article VII shall make a good faith effort to recover any Damages from insurers of such Indemnified Party or its Affiliates under applicable insurance policies, in each case as to reduce the amount of any indemnifiable Damages hereunder. If such a recovery is received or enjoyed by an Indemnified Party after it receives payment under this Agreement with respect to any Damages, then a refund equal in aggregate amount of such recovery, reduction or setoff (net of costs of recovery and after giving effect to any applicable deduction or retention and insurance premiums attributable to such claims) will be made promptly to such Indemnifying Party.

(f)    For the sole purpose of determining the amount of losses under Section 7.2(a) and Section 7.3(a) (and not for determining whether or not any inaccuracy in, or breach of, any representation or warranty has occurred), any materiality or other similar qualifications in the representations and warranties shall be disregarded.

Section 6.8    Sole and Exclusive Remedy   From and After the Closing, other than the rights of the parties hereto to seek specific performance, injunctive or other equitable relief pursuant to Section 8.13, and except in the event of fraud, the sole and exclusive remedy of any Party to this Agreement and its Affiliates with respect to this Agreement, the events giving rise to this Agreement or any other agreement or document executed among the Parties, and the transactions contemplated herein and therein shall be limited to the indemnification provisions set forth in this Article VII, and, in furtherance of the foregoing, except for Buyer Indemnified Losses or Seller Indemnified Losses, as the case may be, each of the Parties, on behalf of himself, herself or itself and of his, her or its Affiliates, hereby waives, releases and discharges, to the fullest extent permitted by Applicable Law, the other Parties to this Agreement and its respective Affiliates from any and all other Claims, as the case may be, of any kind (whether at Law or in equity or otherwise, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued, or based on any Law or right of action or otherwise) notwithstanding the strict liability, gross negligence or negligence of a released Party (whether sole, joint or concurrent or active or passive).

(b)    The Parties intend that, even though indemnification obligations appear in various sections and articles of this Agreement, the indemnification procedures, limitations, express negligence and other provisions contained in this Article VII shall apply to all indemnity obligations of the Parties under this Agreement, except to the extent expressly excluded in this Article VII.

Section 6.9    Disclaimer of Other Representations and Warranties. In entering into this Agreement and in consummating the transactions contemplated hereby, each of the Parties has relied solely upon its own investigation and analysis and the specific representations and warranties set forth in Article III and Article IV. No Party has relied on any representation or warranty other than as described in the preceding sentence; provided, however, that nothing herein shall limit any liability with respect to Fraud.

Section 6.10    No Multiple Recoveries. Notwithstanding anything herein to the contrary, in the event any Party (or any other indemnitee) is entitled to a payment or other benefit under more than one provision of this Agreement arising out of or resulting from the same set of facts or circumstances and such Person has already been made whole by payment or another benefit under one of those provisions, in no event shall such Person be entitled to receive a subsequent payment or benefit under any other provision of this Agreement. In furtherance of the foregoing, any Liability for indemnification hereunder shall be without duplication (i.e., without allowing the claiming Party (or other indemnitee) to receive more than its Damages) by reason of the state of facts giving rise to such Liability constituting a breach of more than one representation, warranty, covenant or agreement.

Section 6.11    No Subrogation. The Indemnifying Party shall not be subrogated to the rights of the Indemnified Party in respect of any insurance relating to Buyer Indemnified Losses or Seller Indemnified Losses, as the case may be, to the extent of any indemnification payments made hereunder.

Section 6.12    Mitigation. Each Party shall, and shall cause its applicable Affiliates and Representatives to take all commercially reasonable steps to mitigate any Buyer Indemnified Losses or Seller Indemnified Losses, as applicable, upon and after becoming aware of any fact, event, circumstance or condition that has given rise to, or would reasonably be expected to give rise to, any Buyer Indemnified Losses or Seller Indemnified Losses, as applicable, that are indemnifiable hereunder, provided, however, that this Section 7.12 shall not require any Party or any such Affiliate or Representative to spend any amount of money or to relinquish any right or incur any obligation in connection with such mitigation.

Section 6.13    Adjustment to Cash Consideration. Unless otherwise required by Applicable Law, for all Tax purposes, the Parties agree to treat (and will cause each of their respective Affiliates to treat) any indemnification payment made under this Agreement as an adjustment to the Cash Consideration.

ARTICLE VII
GENERAL PROVISIONS

Section 7.1    Amendment and Modification. This Agreement may be amended, modified or supplemented at any time by the Parties, pursuant to an instrument in writing signed by the Buyer, Buyer Parent, and Seller Representative. Notwithstanding any provision of this Agreement, this Agreement, including Article VII hereof, may be amended or modified at any time by the Buyer, Buyer Parent, and Seller Representative without the need or requirement of any consent or approval of any other Buyer Indemnitee or Seller Indemnitee and any amendment or modification agreed to by the Parties shall be binding on all Buyer Indemnitees and all Seller Indemnitees.

Section 7.2    Entire Agreement; Assignment. This Agreement (including the Exhibits and Schedules hereto), and the other Transaction Documents (a)constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede other prior agreements and understandings both written and oral among the Parties with respect to the subject matter hereof and thereof and (b) shall not be assigned, by operation of Law or otherwise, by a Party, without the prior written consent of the other Parties. Any attempted assignment in violation of this Section 8.2 shall be void and without effect.

Section 7.3    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 7.4    Expenses. Except as otherwise provided in this Agreement, all costs and expenses (including legal, accounting and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby, shall be paid by the Party incurring such expenses.

Section 7.5    Waiver. Except as otherwise expressly provided in this Agreement, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power or remedy. No waiver by a Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be valid unless in writing and signed by (a) in the case of a waiver by a Seller, such Seller or Seller Representative and (b) in the case of a waiver by the Buyer or Buyer Parent, such Buyer or Buyer Parent.

Section 7.6    Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Signatures to this Agreement transmitted by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 7.7    Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the Applicable Law of the Republic of India, without regard to any principles of conflicts of Applicable Law thereof that would result in the application of the Applicable Law of any other jurisdiction.

Section 7.8    Dispute Resolution.

(a)    Seller Representative on behalf of the Selling Parties on one hand and the Buyer and/or Buyer Parent on the other shall initially attempt to resolve all claims, disputes or controversies arising under, out of or in connection with this Agreement by conducting good faith negotiations amongst themselves. If Seller Representative and the Buyer and/or Buyer Parent are unable to resolve the matter following good faith negotiations, the matter shall thereafter be resolved by binding arbitration and each Party hereto hereby waives any right it may otherwise have to the resolution of such matter by any means other than binding arbitration pursuant to this Section 8.8. Whenever Seller Representative on behalf of the Selling Parties or the Buyer and/or Buyer Parent shall decide to institute arbitration proceedings, it shall provide written notice to that effect to the other Party. The Party giving such notice shall, however, refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice. During this period, Seller Representative on behalf of the Selling Parties and the Buyer and/or Buyer Parent (as the case may be) shall make good faith efforts to amicably resolve the claim, dispute or controversy without arbitration. All offers of compromise or settlement among Seller Representative on behalf of the Selling Parties and the Buyer and/or Buyer Parent or their Representatives in connection with the attempted resolution of any dispute or controversy (i) shall be deemed to have been delivered in furtherance of a dispute settlement, (ii) shall be exempt from discovery and production and (iii) shall not be admissible into evidence (whether as an admission or otherwise) in any proceeding for the resolution of the dispute or controversy. Any arbitration hereunder shall be conducted under the commercial arbitration rules of the Singapore International Arbitration Centre (“SIAC”) to the exclusion of all other arbitral rules including those under the (Indian) Arbitration and Conciliation Act 1996. Any such arbitration shall be conducted in a venue in Mumbai, India, with the seat of arbitration in India, by a panel of three arbitrators: one arbitrator shall be appointed by each of Seller Representative and the Buyer or Buyer Parent; and the third shall be appointed by the President of SIAC. The panel of arbitrators shall have the authority to grant specific performance. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based on the claim, dispute or controversy in question would be barred under this Agreement or by the applicable statute of limitations.

(b)    Notwithstanding the foregoing, either Seller Representative on behalf of the Selling Parties or the Buyer and/or Buyer Parent may seek from any court of competent jurisdiction an order for immediate, temporary or preliminary injunctive relief pending arbitration to prevent the occurrence of irreparable harm and to specifically enforce compliance with the covenants and obligations of such Party under this Agreement. In any such Proceeding or in a Proceeding to enforce any arbitral award rendered under Section 8.8(a), each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the courts having competent jurisdiction, in any Proceeding arising out of or relating to this Agreement or any other Transaction Document or any agreements contemplated hereby or thereby for any reason other than the failure to serve process in accordance with this Section 8.8, and irrevocably waive the defense of an inconvenient forum or an improper venue to the maintenance of any such Proceeding. Any service of process to be made in such Proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 8.9. The Parties agree that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. In addition, each of the Parties hereto agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

Section 7.9    Notices and Addresses. All notices, requests, instructions, claims, demands and other communications required or permitted to be given hereunder will be in writing and will be given if delivered by hand or sent by registered or certified mail (postage prepaid, return receipt requested) or by overnight courier (providing proof of delivery) or by e-mail (providing confirmation of transmission). Any notice mailed within the same country shall be deemed to have been given and received on the third Business Day following the day of mailing, and any notice mailed between countries shall be deemed to have been given and received on the seventh Business Day following the day of mailing. Any notice sent by courier or delivery service shall be deemed to have been given and received at the time of confirmed delivery if such time is during normal local business hours (in the recipient’s location) or, otherwise, on the next Business Day after such confirmed delivery. Any notice sent by e-mail (of a PDF attachment) shall be deemed to have been given and received at the time of confirmation of transmission. Any notice sent by e-mail shall be followed reasonably promptly with a copy by mail. All such notices, requests, claims, demands or other communications will be addressed as follows:

(a)    if to Selling Parties or to Seller Representative, to

Address: OM Bungalow, Bhaili-Rajpura Road, Bhaili– 391410, Vadodara, Gujarat, India
Attention: Chirag Shah
Telephone: (+91) 9825014732
E-mail: chiragshah6819@gmail.com

With courtesy copies (which shall not constitute notice) to:

Khaitan & Co.

Address: 14th Floor, Tower 1C, One-World Center, 841 Senapati Bapat Marg, Mumbai - 400013, India
Attention: Saswat Subasit, Ruturaj Jere
Telephone: (+91) 8605972762
E-mail: saswat.subasit@khaitanco.com; ruturaj.jere@khaitanco.com

(b)    if to the Buyer or Buyer Parent, to

Mold-Tech Singapore Pte. Ltd.

23 Keewaydin Drive, Salem, New Hampshire 03079

Attention: David Dunbar, Alan Glass

Telephone: (603) 685-2021

Email: ddunbar@standex.com; aglass@standex.com

and

Standex International Corporation

Address: 23 Keewaydin Drive, Salem, New Hampshire 03079

Attention: David Dunbar; Alan Glass

Telephone: (603) 893-9701
E-mail: ddunbar@standex.com; aglass@standex.com

With courtesy copies (which shall not constitute notice) to:

Lexygen

Attention: Vijay Sambamurthi, Codhai Raghavan

Email: vijay@lexygen.law; codhai@lexygen.law

or in any case to such other address or addresses as hereafter shall be furnished as provided in this Section 8.9 by any Party to the other Party.

Section 7.10    No Third-Party Beneficiaries. This Agreement is solely for the benefit of (a) each Seller and Seller Representative (and their successors and permitted assigns), with respect to the obligations of the Buyer and Buyer Parent under this Agreement; and (b) each of the Buyer and Buyer Parent (and its successors and permitted assigns), with respect to the obligations of the Selling Parties and Seller Representative under this Agreement. Except as provided in Article VII (the “Third-Party Provisions”), this Agreement shall not be deemed to confer upon or give to any other third Person any remedy, claim of Liability or reimbursement, cause of action or other right. The Third-Party Provisions may be enforced by the beneficiaries thereof.

Section 7.11    Negotiated Transaction. The Parties, each represented by legal counsel, have each participated in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation should arise, this Agreement shall be construed as if drafted by all Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 7.12    Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 7.13    Specific Performance. The Parties hereto agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms (or in accordance with any amendment or other writing entered into by the Parties hereto in accordance with the terms and provisions of this Agreement) or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate the transactions contemplated by this Agreement. It is accordingly agreed that, (a) the Parties hereto shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.8 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, neither Selling Parties nor the Buyer would have entered into this Agreement. The Parties hereto agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The Parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.13 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 7.14    Seller Representative.

(a)    By executing this Agreement, each Seller hereby irrevocably appoints Seller Representative as such Selling Parties’ representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of such Seller in any and all respects in accordance with the terms of this Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as Seller Representative shall deem necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement or any Transaction Document, including the power:

(i)    to negotiate, execute and deliver all ancillary agreements, statements, certificates, notices, approvals, extensions, waivers, undertakings, amendments, assignments and other documents required or permitted to be given in connection with this Agreement, any other Transaction Document or the consummation of the transactions contemplated by this Agreement or any other Transaction Document (it being understood that such Seller shall execute and deliver any such documents that Seller Representative designates and agrees to execute);

(ii)    to give and receive all notices and communications to be given or received under this Agreement or any other Transaction Document and to receive service of process in connection with any claims under this Agreement or any Transaction Document (including, in each case, in connection with any proceedings conducted pursuant to Section 8.8) and the transactions contemplated hereby;

(iii)    to defend, agree to, object to, negotiate, resolve, enter into settlements and compromises of, demand arbitration or litigation of, and comply with orders of arbitrators and courts with respect to Indemnification Claims and claims made on such Seller by any Buyer Indemnified Party pursuant to Article VII, dispute resolution proceedings under Section 8.8 and any other disputes or proceedings arising out of, related to or commenced under this Agreement or any Transaction Document;

(iv)    to incur any costs and expenses for the account of such Seller manage the payment of such costs and expenses, and make all determinations that may be required or permitted to be taken by such Seller under this Agreement or any other Transaction Document, including any engagement of and/or the fees and expenses associated with the engagement of legal counsel, accountants, investment bankers and financial advisers;

(v)    to take all actions that, under this Agreement or any other Transaction Document and the transactions contemplated hereby and thereby, may be taken by such Seller and to do or refrain from doing any further act or deed on behalf of such Seller that Seller Representative deems necessary or appropriate in his or her sole discretion relating to the subject matter of this Agreement or any other Transaction Document and the transactions contemplated hereby and thereby as fully and completely as such Seller could do if personally present; and

(vi)    to act on behalf of such Seller in any amendment or waiver of or negotiation, mediation, arbitration, litigation or similar proceeding involving this Agreement or any Transaction Document.

(b)    This power of attorney, and all authority hereby conferred, is granted subject to the interests of the Buyer hereunder and in consideration of the mutual covenants and agreements made herein and shall be irrevocable and shall not be terminated by any act of any Seller or by operation of Law or by the occurrence of any other event (other than the death or incapacity of Seller Representative or otherwise by a written assignment or transfer of this power of attorney signed by all of the Selling Parties with written notice thereof delivered to the Buyer). All action taken by Seller Representative hereunder shall be final and binding upon all Selling Parties, and the Parties acknowledge and agree that Seller Representative shall have the right to enforce the rights of Selling Parties under this Agreement and any Transaction Document against the Buyer. Seller Representative shall have the right, at any time and from time to time, to designate any Seller to exercise his or her rights and perform his or her obligations as Seller Representative under this Agreement. In the event of any such designation or other permitted assignment hereunder, all references in this Agreement to Seller Representative shall be interpreted to refer to such designee or permitted assign. Upon the Buyer’s request in each instance of a designation, Seller Representative shall deliver a written instrument evidencing such designation duly executed by Seller Representative and his or her designee.

(c)    Seller Representative shall not be liable to a Seller for any act taken or omitted by him or her as permitted under this Agreement or any other Transaction Document or the transactions contemplated hereby and thereby, except to the extent such act or omission constitutes gross negligence, bad faith or a knowing and intentional breach of Seller Representative’s obligations under this Agreement. Seller Representative shall not be responsible to any Seller in any manner whatsoever for any failure or inability of the Buyer or any other Person to honor any of the provisions of this Agreement or any other Transaction Document. Seller Representative shall, to the extent set forth in Section 8.14(d), be fully protected by Selling Parties in acting on and relying upon any written notice, direction, request, waiver, consent, receipt or other paper or document that Seller Representative in good faith believes to be genuine (including facsimiles thereof) and to have been signed or presented by the proper party or parties. Seller Representative shall not be liable to the Selling Parties for any error of judgment or any act done or step taken or omitted by Seller Representative in good faith or for any mistake in fact or Law, or for anything that Seller Representative may do or refrain from doing in connection with this Agreement or any other Transaction Document, except for Seller Representative’s own gross negligence, bad faith or knowing and intentional breach of his or her obligations under this Agreement. Seller Representative may consult with counsel of its, his or her own choice and shall have complete authorization and, to the extent set forth in Section 8.14(d), protection for any action taken or suffered by it, him or her in good faith and pursuant to the advice of such counsel.

(d)    Each Seller agrees to indemnify Seller Representative for, and to hold Seller Representative harmless against, any Damages suffered or incurred by Seller Representative arising out of or in connection with Seller Representative exercising its, his or her rights or performing his or her duties under this Agreement or any other Transaction Document and the transactions contemplated hereby and thereby, including the costs and expenses of Seller Representative incurred in its, his or her capacity thereof and the costs and expenses of successfully defending Seller Representative against any claim of liability with respect thereto, in each case, to the extent such Damages do not result from Seller Representative’s gross negligence, bad faith or knowing and intentional breach of its, his or her obligations under this Agreement.

[Remainder of Page Intentionally Left Blank]

EXHIBIT A

SELLING PARTIES

Sl. No.	Name	PAN	Address
1)	Chirag Shah	AFXPS9648J	Om Bungalow, Bhayali Raipur Road, Bhayali, Vadodara - 391410, Gujarat, India
2)	Sandip Shah	AEVPS0506G	2, Revaranya Society, Near Shivam Party Plot, Sama Savli Road, Vadodara

EXHIBIT B

SECURITIES AND CASH CONSIDERATION

Sl. No.	(A) Seller	(B) Securities to be sold at Closing	(C) Cash Consideration payable at Closing
1)	Chirag Shah	23,821	USD 49,453,224.34
2)	Sandip Shah	7,006	USD 14,544,699.62

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

COMPANY: NARAYAN POWERTECH PRIVATE LIMITED

By:
Name:
Title: Authorised Signatory

Signature Page to Securities Purchase Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SELLER REPRESENTATIVE:

By:
Name: Chirag Shah

SELLING PARTIES:

Chirag Shah

Sandip Shah

Signature Page to Securities Purchase Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER: MOLD-TECH SINGAPORE PTE. LTD.

By:
Name: David Dunbar
Title: Director

Signature Page to Securities Purchase Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER PARENT: STANDEX INTERNATIONAL CORPORATION

By:
Name: David Dunbar
Title: Chairman, President and CEO

Signature Page to Securities Purchase Agreement